UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2016

RIGHTSIDE GROUP, LTD.

(Exact name of Registrant as specified in its charter)

Delaware	001-36262	32-0415537
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

5808 Lake Washington Blvd. NE, Suite 300 Kirkland, Washington	98033
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (425) 298-2500

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01Entry into a Material Definitive Agreement.

On August 22, 2016, Rightside Group, Ltd. (“Rightside”) and Google Inc. (“Google”) entered into the Google Services Agreement (the “Agreement”), effective as of August 1, 2016.  The Agreement replaces in its entirety the current Google Services Agreement (the “Prior Agreement”) between Rightside and Google, which expired on August 1, 2016.

Under the Agreement, Rightside may implement advertising links provided by Google’s AdSense for Domains service on domain names owned by Rightside or certain of Rightside’s customers with which Rightside has revenue sharing arrangements.  Pursuant to the terms of the Agreement, Rightside will generate revenues when consumers click through listings to or otherwise view Google advertisers’ advertisements.

In general, the material terms of the Agreement are substantially similar to the Prior Agreement, including compliance with Google’s policies, maintenance of service obligations and mutual indemnification provisions.  The other changes in the Agreement consist of revisions to Google’s form of service agreement and minor changes to the legal terms of the Agreement.  The Agreement has a term of two years and contains customary termination provisions.

The foregoing description is a summary and does not purport to be a complete description of the Agreement and is qualified in its entirety by reference to the Agreement which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 26, 2016	RIGHTSIDE GROUP, LTD.

	By:	/s/ Rick Danis
Rick Danis
General Counsel and Corporate Secretary